Exhibit 2.6

EXECUTION COPY

AGREEMENT FOR THE PURCHASE OF PERSONAL GOODWILL

This AGREEMENT FOR THE PURCHASE OF PERSONAL GOODWILL (this “Agreement”) is made as of July 17, 2026, by and among EVI INDUSTRIES, INC., a Delaware corporation (the “Parent”), GARMENT CARE SERVICES FL, LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of the Parent (the “Purchaser”), on the one hand, and JASON LOEB, an individual (the “Seller”), on the other hand. The Purchaser, the Parent and the Seller are sometimes referred to herein collectively as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS, the Seller has worked in the business of garment care, textile cleaning, and repair business providing dry cleaning, laundering, wash-dry-fold services, pressing, finishing, stain treatment, and related garment and fabric care services for garments, clothing, footwear, handbags, rugs, and household textiles and other items, including, without limitation, shoe cleaning, handbag cleaning and repair, clothing alterations and tailoring, rug cleaning and repair, and the cleaning and repair of household items, including, but not limited to, drapery, pillows, bedding, and patio furniture cushions (the “Business”) for many years, serving as, among other capacities, an owner and executive officer in companies in the Business;

WHEREAS, the Business includes the acceptance of customer items through retail drop-off, the return of cleaned or repaired items through customer pick-up, and the provision of scheduled or on-demand pickup and delivery services to customers’ residences, offices, or other designated locations;

WHEREAS, the Business encompasses all activities related or incidental thereto, including, without limitation, customer intake, order processing, garment and item tagging, sorting, cleaning, laundering, pressing, finishing, repair, restoration, alteration, storage, routing, billing, and any other services or activities that may be performed through or in connection with the dry-cleaning, fabric care, or repair process, including any items that can be cleaned, repaired, restored, or otherwise improved through such processes;

WHEREAS, throughout the Seller’s career in the Business, the Seller has personally developed and maintained relationships with customers, vendors, suppliers, service providers, industry contacts, apartment-building and residential delivery program contacts, and other business counterparties, and has served and continues to serve as the primary point of contact and primary relationship driver for key accounts and strategic partnerships material to the Business;

WHEREAS, throughout the Seller’s career in the Business, the Seller has independently developed, accumulated, and refined valuable know-how, including proprietary processes, procedures, methodologies, techniques, trade secrets, institutional knowledge, specialized skills, and other intangible expertise that is personal to the Seller and not owned by, assigned to, or otherwise attributable to JLOJB, Inc. f/k/a/ Sudsies, Inc., a Florida corporation (“JLOJB”), or any other business entity, and such know-how constitutes a material component of the goodwill being sold under this Agreement and is integral to the relationships, reputation, and expectancy of continued patronage that comprise the Personal Goodwill;

WHEREAS, JLOJB is engaged in the Business throughout South Florida (the “JLOJB’S Business”);

WHEREAS, Purchaser desires to purchase and acquire substantially all of the assets of the JLOJB’S Business;

WHEREAS, the Seller indirectly owns, beneficially and of record, fifty percent (50%) of S through the Jason Loeb Family Trust UAD December 7, 2005 as amended (the “Loeb Trust”), and is a director, President and Chief Executive Officer of JLOJB;

WHEREAS, the Seller has independently developed, cultivated and acquired personal relationships, reputation, influence, personal referral sources, personal market knowledge, personal customer, vendor and supplier credibility, and relationship-based expectancy of continued patronage in connection with the operation of the JLOJB’S Business, through the personal ability, personality, reputation, skill and integrity of the Seller (collectively, the “Personal Goodwill”);

WHEREAS, the Purchaser desires to acquire all of the Personal Goodwill at the Closing, upon the terms and conditions set forth in this Agreement;

WHEREAS, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement are conditioned upon the concurrent execution and delivery of that certain Asset Purchase Agreement, dated as of the date hereof, by and among the Parent, Purchaser, JLOJB, the Loeb Trust and the Jorge Baboun and Michelle Zambelli Baboun Inter Vivos Declaration of Trust Created March 13, 2023, Seller and Jorge Baboun, pursuant to which JLOJB will sell, and Purchaser will purchase, as of the closing of the transactions contemplated by such agreement (the “Asset Closing”), substantially all of the assets of JLOJB;

WHEREAS, the Seller is not now, nor has the Seller previously been, subject to an employment agreement, noncompetition agreement, non-solicitation agreement, or similar restrictive covenant agreement relating to the Personal Goodwill; and

WHEREAS, to protect the Personal Goodwill, all of which is to be acquired by the Purchaser pursuant hereto, and in order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller is willing to be bound by the Covenants (as defined below) set forth herein.

NOW, THEREFORE, in consideration of the recitals above, which are incorporated in and considered a part of this Agreement, the mutual promises and covenants contained herein, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

1.	Personal Goodwill; Purchase Price and Exchange of Consideration.

1.1    Seller Consideration. As of the Closing (as defined below), on the terms and subject to the conditions set forth herein, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall accept from the Seller, all of the Seller’s Personal Goodwill as set forth herein including, but not limited to, all of the Seller’s rights and benefits related to the Personal Goodwill, free and clear of all liens, encumbrances, claims, options, security interests, calls and commitments of any kind (collectively, “Liens”). At the Closing, the Seller shall cease to have any further rights with respect to the Personal Goodwill. If the Seller has any rights in or to the Personal Goodwill that cannot be assigned or transferred to the Purchaser, then the Seller hereby irrevocably and unconditionally waives the enforcement of such rights and all claims and causes of action of any kind as to the Personal Goodwill against the Purchaser and its designees with respect to such rights.

1.2    Purchase Price. In exchange for the Personal Goodwill, the Covenants (as defined below) and subject to the allocation set forth in Section 1.3, the Purchaser shall pay to the Seller a purchase price equal to Seven Million One Hundred and Twenty Four Thousand Seven Hundred Seventy Eight Dollars ($7,124,778) (the “Purchase Price”), consisting of (i) a cash payment of Six Million Six Hundred Twenty Four Thousand Seven Hundred Seventy Eight ($6,624,778) (the “Cash Amount”) and (i) a number of shares of Parent common stock, par value $0.025 per share (the “Parent Common Stock”) equal to quotient of Five Hundred Thousand Dollars ($500,000) divided by a price per share determined by the Parent’s board of directors (the “Stock Amount”). On the Closing Date, the Purchaser shall pay to the Seller the Cash Amount, in cash by wire transfer of immediately available funds to an account designated by the Seller at the Closing (the “Closing Date Payment”) and no later than ten (10) business days following the Closing Date, share certificate or book entry notation representing the Stock Amount.

1.3    Purchase Price Allocation. The Parties agree that, pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended, the Purchase Price shall be allocated as follows: (a) One Hundred Thousand Dollars ($100,000) shall be allocated to the Covenants, including, the covenants not to solicit set forth in Section 5.2 and not to compete set forth in Section 5.3 as a Class VI Section 197 intangible; and (b) Seven Million Twenty Four Thousand Seven Hundred Seventy Eight Dollars ($7,024,778) shall be allocated to the Personal Goodwill as a Class VII asset consisting of goodwill and going concern value. The Parties acknowledge and agree that this allocation was separately negotiated by the Parties at arm’s length and in good faith and reflects the Parties’ mutual assessment of the economic value attributable to each asset class. Each Party shall report the transaction on all applicable tax returns, including IRS Form 8594 (Asset Acquisition Statement Under Section 1060) to the extent required, consistently with the foregoing allocation, shall not take any position inconsistent with such allocation unless required to do so by a final determination of a court or taxing authority of competent jurisdiction, and shall promptly notify the other Party in writing if any taxing authority proposes any adjustment to such allocation.

1.4    Excluded Assets. The Seller is not and will not, pursuant hereto, sell, transfer, assign, convey or deliver to the Purchaser, and the Purchaser is not and will not purchase or accept, any assets from the Seller under this Agreement other than the Personal Goodwill and the contractual rights under this Agreement, including the Covenants (collectively, the “Excluded Assets”).

1.5    No Assumption of Liabilities. The Purchaser is not assuming, and will not assume, any liabilities with respect to the Personal Goodwill under this Agreement and all such liabilities shall be and remain the responsibility of the Seller.

2.	Closing; Closing Deliverables.

2.1    Closing. The sale of the Personal Goodwill under this Agreement (the “Closing”) shall occur simultaneously with the Asset Closing (the date of the Closing hereunder and the Asset Closing, collectively, the “Closing Date”). The Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date.

2.2    Seller’s Closing Conditions and Deliverables.

2.2.1    At Closing, the Seller will execute and deliver to the Purchaser the following:

(a)    a Bill of Sale with respect to the transfer of the Personal Goodwill, in the form set forth as Exhibit A, duly executed by the Seller;

(b)    a properly prepared and duly executed certificate of non-foreign status under Treas. Reg. §1.1445-2(b)(2) by the Seller and a correct, completed and executed IRS Form W-9 (or applicable successor form) of the Seller claiming a complete exemption from backup withholding;

(c)    all other documents, instruments, and writings required to be delivered by the Seller to the Purchaser at or prior to the Closing pursuant to this Agreement, together with such other customary certificates, instruments, filings or other documents, in form and substance reasonably acceptable to the Purchaser, as the Purchaser may reasonably request to effect the transactions contemplated hereby.

2.3    Purchaser’s Closing Conditions and Deliverables.

2.3.1    At the Closing (or as otherwise indicated), the Purchaser will execute and deliver to the Seller the following:

(a)    payment of the Closing Date Payment to the Seller via wire transfer to an account designated by Seller in writing;

(b)    a share certificate or evidence of a book entry notation from the Parent’s transfer agent representing the Stock Amount to be delivered to the Seller no later than ten (10) business days following the Closing Date; and

(c)    all other documents, instruments, and writings required to be delivered by the Purchaser to the Seller at or prior to the Closing pursuant to this Agreement, together with such other customary certificates, instruments, filings or other documents, in form and substance reasonably acceptable to the Seller, as the Seller may reasonably request to effect the transactions contemplated hereby.

3.	Representations and Warranties of the Seller.

The Seller represents and warrants to the Purchaser that each statement contained in this Section 3 is true and correct as of the date hereof, and will be true and correct on the Closing Date:

3.1    Personal Goodwill. (a) All of the Personal Goodwill is owned, and immediately prior to the Closing will be owned, beneficially and of record, by the Seller, free and clear of all Liens; (b) the Seller has full legal right, power and authority to enter into this Agreement and to carry out the Seller’s obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including to sell, assign, and transfer the Personal Goodwill to the Purchaser; and (c) on the Closing Date, the Seller will transfer to the Purchaser valid title to the Personal Goodwill, free and clear of all Liens.

3.2    Covenants. The Seller is not now nor previously was subject to an employment agreement, noncompetition agreement, or similar restrictive covenant agreement relating to the Personal Goodwill.

3.3    No Restrictions. Except for the restrictive covenants being entered into by the Seller in accordance with this Agreement, including the Covenants, and the other agreements being entered into in connection herewith, the Seller is not currently and has not at any time in the past been a party to any contract, employment agreement, noncompetition agreement or any other contract or agreement with (i) JLOJB, or (ii) any person relating to the ownership, use or assignment of the Personal Goodwill. In addition, the Seller is not currently and has not at any time in the past been subject to any restriction or condition contained in any permit, license, judgment, order, writ, injunction, decree or award which, singly or in the aggregate, materially and adversely affects or restricts, or is likely to materially and adversely affect or restrict the Personal Goodwill or the Purchaser’s acquisition, use or enjoyment thereof.

3.4    Approval and Authorization. This Agreement has been duly and validly authorized, and executed by the Seller and delivered to the Purchaser, and this Agreement is a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditor’s rights and general equity principles.

3.5    No Conflicts. The execution and delivery of this Agreement by the Seller does not, and the consummation by the Seller of the transactions contemplated hereby does not and will not, (a) violate or conflict with, or result (with the giving of notice or the lapse of time or both) in the violation of, or constitute a default or breach under any provision of, or result in the acceleration or termination of, or entitle any party to accelerate or terminate (whether after giving of notice or lapse of time or both), any obligation or benefit under, or result in the creation or imposition of any Lien upon the Personal Goodwill pursuant to any material contract, indenture, mortgage, loan or credit agreement, law, rule, ordinance, regulation, order, arbitration award, judgment or decree to which the Seller is a party, or by which the Seller or the Seller’s assets (including the Personal Goodwill) are bound and does not and will not violate or conflict with any other restriction of any kind or character to which the Seller is subject or by which the Seller’s assets (including the Personal Goodwill) may be bound; or (b) result in the creation or imposition of any Lien upon any of the Personal Goodwill or give to others any interests or rights therein.

3.6    No Brokers. The Seller has no liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with this Agreement or the transactions contemplated hereunder.

3.7    Private Placement Representations.

3.7.1    The Seller has had an opportunity to review with the Seller’s own tax advisors the tax consequences of the transactions contemplated hereby and understands that the Seller must rely solely on the Seller’s own advisors (and not on the Parent, the Purchaser or any of their respective agents) for advice concerning the tax consequences of the transactions contemplated hereby. The Seller understands that the Seller shall be responsible for the Seller’s own tax liabilities that may arise from the transactions contemplated hereby.

3.7.2    The Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Parent so that the Seller is capable of evaluating the merits and risks of the Seller’s investment in the Parent and has the capacity to protect the Seller’s own interests. The Seller must bear the economic risk of this investment indefinitely unless Stock Amount is registered pursuant to the United States Securities Act of 1933, as amended (the “Securities Act”), or an exemption from registration is available. The Seller understands that the Parent has no present intention of registering the Stock Amount. The Seller also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Seller to transfer all or any portion of the Stock Amount under the circumstances, in the amounts or at the times the Seller might propose.

3.7.3    The Seller is acquiring Stock Amount for the Seller’s own account and for investment only, and not with a view towards its distribution.

3.7.4    By reason of the Seller’s financial experience, the Seller has the capacity to protect the Seller’s own interests in connection with the transactions contemplated hereby.

3.7.5    The Seller is an accredited investor within the meaning of Regulation D under the Securities Act.

4.         Representations and Covenants of Purchaser and Parent. The Parent and Buyer, jointly and severally, represent and warrants to the Seller that each statement contained in this Section 4 is true and correct as of the date hereof, and will be true and correct on the Closing Date:

4.1    Corporate Organization.

4.1.1    The Parent is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

4.1.2    The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its state of formation.

4.2    Approval and Authorization. The execution and delivery of this Agreement and the performance of the transactions contemplated herein have been duly and validly authorized by all necessary action on the part of the Parent and the Purchaser and this Agreement is a legal, valid and binding obligation of the Parent and the Purchaser, enforceable against the Parent and the Purchaser in accordance with its terms subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to, or affecting creditor’s rights and general equity principles.

4.3    No Conflicts. The execution and delivery of this Agreement by the Parent and the Purchaser does not, and the consummation by the Parent and the Purchaser of the transactions contemplated hereby does not and will not, violate or conflict with, or result (with the giving of notice or the lapse of time or both) in the violation of, or constitute a default or breach under any provision of, or result in the acceleration or termination of, or entitle any party to accelerate or terminate (whether after giving of notice or lapse of time or both), any obligation or benefit under, any material contract, indenture, mortgage, loan or credit agreement, law, rule, ordinance, regulation, order, arbitration award, judgment or decree to which the Parent and the Purchaser is a party, or by which the Parent, the Purchaser or the their respective assets are bound and does not and will not violate or conflict with any other restriction of any kind or character to which the Parent or the Purchaser is subject or by which the Parent’s or the Purchaser’s assets may be bound.

4.4    No Brokers. The Parent and the Purchaser has no liability of any kind to, and is not subject to any claim of, any broker, finder or agent in connection with this Agreement or the transactions contemplated hereunder.

4.5    Parent Common Stock. The Stock Amount has been duly authorized, and upon consummation of the transactions contemplated by this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Stock Amount may be subject to restrictions on transfer under state and/or federal securities laws as required by such laws at the time a transfer is proposed. The sale of the Stock Amount is not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied.

4.6    Independent Investigation. The Parent and the Purchaser has conducted its own independent investigation, review and analysis of the Personal Goodwill, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records and other documents and data of the Seller for such purpose. Each of the Parent and the Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, the Parent and the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Section 3; and (b) neither the Seller nor any other person has made any representation or warranty as to the Seller, the Business, the Personal Goodwill or this Agreement, except as expressly set forth in Section 3 of this Agreement.

5.	Covenants of the Seller.

5.1    Restrictive Covenants. The Seller shall be subject to a non-disclosure provision, a non-solicitation provision, and a non-competition provision, each in the form and manner set forth on Exhibit B attached hereto and incorporated into this Agreement (the “Covenants”).

5.2    Independent Covenant; Consideration. TThe Covenants are intended by each Party to be, and shall be construed as, an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of the Seller against the Purchaser or any affiliate of the Purchaser, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Purchaser or any affiliate of the Purchaser of any Covenant. The Seller acknowledges and agrees that the One Hundred Thousand Dollars ($100,000) allocated to the Covenants pursuant to Section 1.3 constitutes the separate consideration for the Covenants, and that the remaining Seven Million Twenty Four Thousand Seven Hundred Seventy Eight Dollars ($7,024,778) allocated to Personal Goodwill is not consideration for the Covenants. The Parties acknowledge and agree that the Covenants are ancillary to, and necessary to protect, the transferred Personal Goodwill, and that the Purchaser would not have entered into this Agreement or consummated the transactions contemplated hereby without the benefit of both the transferred Personal Goodwill and the Covenants. Seller agrees to pay all taxes, interest and penalties attributable to Seller’s sale, assignment, transfer, conveyance and delivery to the Purchaser of all of the Seller’s Personal Goodwill.

5.3    Reasonableness of Restrictions. The Seller has carefully read and considered the Covenants and, having done so, agrees that the Covenants are fair, reasonable, and necessary to protect the Purchaser’s legitimate business interests, including, without limitation, its goodwill with its customers, suppliers and vendors and its extensive confidential and trade secret information. The Seller agrees not to contest the validity or enforceability of the Covenants before any court, arbitration panel or other body. The Covenants shall survive according to the terms of this Agreement and shall be in addition to any restrictions imposed upon the Seller by statute, at common law, or other agreements. The Parties further acknowledge and agree that the Covenants shall continue to be enforceable regardless of whether there is a subsequent dispute between the Parties concerning any alleged breach of this Agreement or any other agreement by and between the Parties.

5.4    Enforcement of Covenants. The Seller acknowledges and agrees that the Seller’s breach of the Covenants would result in irreparable damage and continuing injury to the Purchaser. Therefore, in the event of any breach or threatened breach of the Covenants, the Purchaser shall be entitled to an injunction from a court of competent jurisdiction enjoining the Seller from committing any violation or threatened violation of the Covenants and specific performance by Seller of the Covenants. All remedies available to the Purchaser by reason of a breach by the Seller of the provisions of this Agreement are cumulative, none is exclusive, and all remedies may be exercised concurrently or consecutively at the Purchaser’s option. In the event of any breach of the Covenants, the Purchaser shall be entitled to recover from the Seller all costs and reasonable attorneys’ fees relating to any action to enforce the Covenants.

5.5    Severability; Reformation. The Covenants are severable and separate, and the unenforceability of any specific Covenant is not intended by any Party to, and shall not, affect the provisions of any other Covenant. If any court of competent jurisdiction shall determine that the scope, time, or territorial restrictions set forth in any Covenant are unreasonable as applied to the Seller, the Parties acknowledge their mutual intention and agreement that those restrictions shall be enforced to the fullest extent the court deems reasonable, and thereby shall be reformed to that extent, including, without limitation, by striking the unreasonable portion thereof from this Agreement.

5.6    Materiality. The Purchaser and the Seller hereby agree that the Covenants are a material and substantial part of this Agreement, and, absent the Seller entering into the Covenants, the Purchaser would not have entered into this Agreement and consummated the transactions contemplated hereby.

6.	Additional Agreements and Covenants.

6.1    Voting of Stock Amount.

6.1.1    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Voting Period”), the Seller hereby agrees to vote or cause to be voted, or consent or cause to be consented, with respect to all matters submitted to a vote or consent, as the case may be, of the Parent’s stockholders, whether the matter is brought before any meeting of the stockholders of the Parent however called, proposed to be taken by written consent of the stockholders of the Parent or otherwise, all of the shares of Parent’s Common Stock owned or held by the Seller, directly or indirectly (the “Seller Shares”), in accordance with the recommendations or directions of the Parent’s board of directors (the “Parent Board”). For the avoidance of doubt, the term “Seller Shares” shall include the Stock Amount, all shares of Parent Common Stock owned or held by the Seller, directly or indirectly, as of the Closing Date (after giving effect to the transactions contemplated hereby) and all shares of the Parent Common Stock subsequently acquired by the Seller by any means, including, without limitation, upon exercise of any stock option, warrant or similar purchase right.

6.1.2    In furtherance of the voting agreement of the Seller contained in Section 6.1.1, and during the Voting Period, the Seller hereby constitutes and appoints as the proxy of the Seller, and hereby grant a power of attorney to, the Parent and its designees, with full power of substitution, with respect to all matters submitted to a vote or consent of the Parent’s stockholders as contemplated by Section 6.1.1. The proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties in connection with the transactions contemplated here by, and, as such, each is coupled with an interest and shall be irrevocable during the Voting Period.

6.1.3    The Seller hereby revokes any and all previous proxies or powers of attorney with respect to the Seller Shares and shall not hereafter, during the Voting Period, purport to grant any other proxy or power of attorney with respect to any of the Seller Shares, deposit any of the Seller Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person or entity, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Seller Shares.

6.2    Lock-Up.

6.2.1    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Lock-Up Period”), except as otherwise expressly permitted pursuant to this Section 6.2, the Seller shall not Transfer (as hereinafter defined) any Seller Shares without the prior written consent of the Parent Board, which consent may be granted or withheld in its sole and absolute discretion, and subject to any terms and conditions of the Parent, including, without limitation, (i) that any Transfer be conducted by a securities professional appointed by the Parent and/or (ii) that any Transfer be subject to volume limitations determined by the Parent. For all purposes of this Agreement, the term “Transfer” means, as a noun, any direct or indirect, voluntary or involuntary transfer, sale, pledge, encumbrance, assignment, hypothecation, gift, or other disposition and, as a verb, to voluntarily or involuntarily, directly or indirectly, transfer, sell, assign, pledge, encumber, hypothecate, give, or otherwise dispose of, any of the Seller Shares. In addition, with respect to the Seller that is an entity, any Transfer by any equity holder of such entity of his equity interests in such entity, or the issuance of any additional equity interests in such entity, shall be deemed to be a Transfer for purposes of this Agreement.

6.2.2    The Seller shall be free at any time (without the consent of the Parent but, in the case of clause (i) of this sentence, upon at least five (5) business days advance written notice to the Parent) to Transfer all or any portion of his Seller Shares: (i) to (A) the Seller’s spouse or his natural born or legally adopted children, or (B) a trust or estate, limited liability company, limited partnership or similar vehicle owned or controlled by the Seller; and (ii) to the Parent. Seller Shares owned or held by the Seller may be Transferred upon the Seller’s death or involuntarily by operation of law. In addition, Seller Shares may be Transferred pursuant to a merger, consolidation or other business combination involving the shares of the Parent Common Stock that has been approved by the Parent Board and otherwise in compliance with all applicable laws, rules and regulations. Notwithstanding the foregoing, in the case of any Transfer permitted under this Section 6.2.2 other than a permitted Transfer pursuant to the preceding sentence, it shall be a condition to such Transfer that such transferee agrees, by executing a joinder agreement in substantially the form attached hereto as Exhibit C (y) to be bound by Section 6.1 and Section 6.2 as a Seller with respect to all of the Seller Shares Transferred to such transferee, and (z) that all of the Seller Shares Transferred to such transferee remain subject to Section 6.1 and Section 6.2 and all of the terms, conditions and restrictions hereof as Seller Shares.

6.2.3    The Seller covenants that the Stock Amount will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state securities laws. In connection with any transfer of Stock Amount other than pursuant to an effective registration statement or to the Parent, the Parent may require the transferor to provide to the Parent an opinion of counsel selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Parent, to the effect that such transfer does not require registration under the Securities Act

6.3    Legends. The Seller agrees to the imprinting of the following legend on any certificate or book entry notation evidencing any of the Stock Amount:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THAT VOTING AND TRANSFER RESTRICTIONS PURSUANT SECTIONS 6.1 AND 6.2 OF THAT CERTAIN AGREEMENT FOR THE PURCHASE OF PERSONAL GOODWILL, DATED JULY 17, 2026, AND ALL AMENDMENTS THERETO, COPIES OF WHICH ARE ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER, AND VOLUNTARY OR INVOLUNTARY SALE, PLEDGE, ASSIGNMENT, HYPOTHECATION, GIFT, OR OTHER DISPOSITION OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE OR ANY INTEREST THEREIN SHALL BE SUBJECT TO THE TERMS OF SUCH PROVISIONS OF THE AGREEMENT FOR THE PURCHASE OF PERSONAL GOODWILL AND THE SHARES REPRESENTED HEREBY SHALL REMAIN SUBJECT TO THE TERMS OF THE AGREEMENT FOR THE PURCHASE OF PERSONAL GOODWILL NOTWITHSTANDING ANY SUCH TRANSFER

6.4    Further Assurances. The Seller will reasonably cooperate with the Purchaser, at the Purchaser’s cost, on and after the Closing Date in furnishing information and other assistance in connection with any actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date and will take, or cause to be taken such further action, and will execute, deliver and file such further documents and instruments as the Purchaser reasonably requests in order to effectuate fully the purposes, terms and conditions of this Agreement. Without limiting the foregoing, for a period of twelve (12) months following the Closing Date, the Seller shall reasonably cooperate with the Purchaser in connection with all reasonable actions deemed necessary by the Purchaser to transition the economic value of the Personal Goodwill to the Purchaser, including making introductions to key customers, vendors, suppliers, service providers, industry contacts, apartment-building and residential delivery program contacts, and other counterparties with whom the Seller has personal relationships material to the Personal Goodwill. Such transition assistance is incidental to, and part of, the transfer of the Personal Goodwill, does not constitute a separate employment or consulting arrangement, and is not separately compensable under this Agreement. The parties acknowledge that the Seller may separately provide services to the Purchaser pursuant to an employment agreement or other arrangement entered into after the Closing Date. Any such services shall be separate and distinct from the transition assistance contemplated by this Section, and compensation payable pursuant to any such employment agreement or other arrangement shall be solely for services performed thereunder and not for the transfer of the Personal Goodwill.

6.5    Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing Date until the eighteen (18) month anniversary date of the Closing Date; provided, however, that each of Fundamental Representations (as defined below) shall survive until the expiration of any applicable statute of limitations with respect to the underlying matter plus sixty (60) days. The covenants and agreements of the Parties hereunder shall survive the Closing Date indefinitely or for the period explicitly specified herein and the period during which a claim for indemnification may be asserted in connection therewith shall continue in effect and expire in accordance with their respective terms. For the purposes of this Agreement, “Fundamental Representations” means the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 4.1, 4.2, 4.3, and 4.5.

7.	Indemnification.

7.1    Indemnification by the Seller. The Seller shall indemnify and defend the Purchaser against, and shall release and hold the Purchaser harmless from, any loss, claim, demand, order, penalty, fine, settlement payment, liability, tax, encumbrance, charge, action, suit, proceeding, damage or expense (including any reasonable attorneys’ fees and expenses), whether or not involving a third-party claim (collectively, “Losses”) incurred by the Purchaser resulting from or arising out of: (a) any breach or inaccuracy of any representation and warranty made by the Seller contained in this Agreement; (b) any breach of, or failure of the Seller to perform, any covenant or agreement or obligation of the Seller contained in this Agreement; (c) any liability arising out of the Seller’s ownership of the Personal Goodwill prior to the Closing; (d) any claim of a third party to any Personal Goodwill which arises out of the transfer of the Personal Goodwill by the Seller to the Purchaser or (e) any Fraud (as defined below) or intentional misrepresentation of the Seller. As used in this Section 7, “Indemnitee” means Purchaser or Seller and “Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

7.2    Indemnification by the Purchaser. The Purchaser shall indemnify and defend the Seller against, and shall hold the Seller harmless from, any Losses incurred by the Seller resulting from or arising out of (a) any breach or inaccuracy of any representation and warranty of the Purchaser contained in this Agreement; (b) any breach of, or failure of the Purchaser to perform, any covenant or agreement of the Purchaser contained in this Agreement or (c) any Fraud or intentional misrepresentation of the Purchaser.

7.3    Other Provisions. All qualifications in all representations or warranties of the Seller or the Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement as to or by material, materiality, material adverse effect, and all similar words or phrases (except to the extent such words or phrases are used to qualify lists of items required to be disclosed on any Schedule hereto) shall be disregarded for purposes of determining the amount of Losses arising in connection with any breach of any such representations or warranties.

7.4    Indemnification Procedures for Third Party Claims.

7.4.1    In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third-Party Claim”), the Indemnitee shall provide written notice to the Indemnitor of such Third-Party Claim (a “Claim Notice”, which term applies to a written notice of a Third-Party Claim or to written notice of a claim or demand not involving a third party). The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third-Party Claim and any other documents evidencing such Third-Party Claim. Any failure to notify the Indemnitor or deliver copies shall not relieve the Indemnitor from any obligation hereunder, except and only to the extent that the Indemnitor forfeits rights or defenses by reason of such failure. Such Claim Notice by the Indemnitee shall describe the Third-Party Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnitee.

7.4.2    The Indemnitor shall have fifteen (15) days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor has elected to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice, which counsel shall be reasonably satisfactory to the Indemnitee, and at its sole cost and expense (a “Third-Party Defense”); provided, however, that the Indemnitor may assume the defense of the Third-Party Claim only so long as: (i) the Indemnitor conducts the Third-Party Defense actively and diligently, and (ii) the Indemnitor reasonably keeps the Indemnitee apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permits the Indemnitee to participate, at its sole cost and expense, in the defense of the Third-Party Claim. The Parties hereto shall act in good faith in responding to, defending against, settling or otherwise dealing with such Third-Party Claims, and cooperate in any such defense and give each other reasonable access to and copies of all material information, records and documents, relevant thereto. So long as the Indemnitor has assumed the defense of the Third-Party Claim in accordance with the requirements set forth in this subsection, (x) the Indemnitor shall not be responsible for any attorneys’ fees incurred by the Indemnitee regarding the Third-Party Claim and (y) neither the Indemnitor or the Indemnitee shall consent to entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other Party, which consent shall not be withheld, delayed or conditioned unreasonably.

7.4.3    Notwithstanding any other provision of this Agreement, the Indemnitor shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed).

7.4.4    If any condition in Section 7.4.2 is or becomes unsatisfied, (i) the Indemnitee may defend against the Third-Party Claim in any manner it may deem appropriate, provided, that, (A) the Indemnitee keeps the Indemnitor apprised of all material developments, including settlement offers that the Indemnitee is realistically considering, with respect to the Third-Party Claim, and (B) the Indemnitee may not consent to the entry of any judgment or enter into any settlement with respect to such Third-Party Claim unless the Indemnitee obtains the consent of the Indemnitor (which shall not be unreasonably withheld, conditioned or delayed) in connection therewith, and (ii) the Indemnitor shall reimburse the Indemnitee promptly and periodically (but not less often than monthly) for the costs of defending the Third-Party Claim, including reasonable attorneys’ fees and expenses, and (iii) the Indemnitor shall remain responsible for any Losses the Indemnitee may incur relating to or arising out of the Third-Party Claim to the fullest extent provided in this Section 7. Any failure by the Indemnitee to defend against the Third-Party Claim in compliance with its requirements under this paragraph shall not relieve the Indemnitor from any obligation hereunder unless (and solely to the extent that) the Indemnitor is materially prejudiced by such failure.

7.5    Limitations on Indemnification.

7.5.1    Threshold with Respect to Representations and Warranties. Neither the Seller, on the one hand, nor the Purchaser, on the other hand, shall have any liability to any Indemnitee for indemnification with respect to Losses arising from, by reason of, or in connection with Section 7.1 or Section 7.2 (as applicable), unless and until the aggregate amount of Losses which would otherwise be subject to indemnification under such provisions exceeds Seventy Thousand Dollars ($70,000.00) (the “Threshold”), and then such Party shall be responsible for the full amount of such Losses in excess of the Threshold if it is determined that such Party is liable under this Article 7 for such Losses. Notwithstanding the foregoing, the Threshold shall not apply to any claims for indemnification for Losses arising out of Fraud or intentional misrepresentation.

7.5.2    Cap. Notwithstanding anything to the contrary in this Agreement, (i) the maximum aggregate liability of the Seller, on the one hand, or the Purchaser, on the other hand, for indemnification under of Section 7.1 or Section 7.2 (as applicable) and for other claims in respect of this Agreement (except as set forth in clause (ii)) shall not exceed, in the aggregate, an amount equal to Two Million One Hundred Thousand Dollars ($2,100,000.00), and (ii) a cap of $7,000,000 shall apply to any claims for indemnification for Losses arising out of Fraud or intentional misrepresentation.

7.5.3    Overlapping Claims. The Parties acknowledge and agree that claims for indemnification under Section 7.1 and Section 7.2 may fall under one or more clauses thereof, and a Party may bring claims under multiple clauses that may be applicable to such claims; provided, however, that claims under multiple clauses will not result in double recovery for the same underlying injury.

7.6    Treatment of Indemnity Benefits. All indemnification and other payments under this Section 7 shall, to the extent permitted by applicable law, be treated for all income tax purposes as adjustments to the Purchase Price paid hereunder.

7.7    Seller’s Manner of Payment. Notwithstanding anything to the contrary in this Agreement, any payment that the Seller is obligated to make to the Purchaser pursuant to this Section 7 shall be paid by the Seller by wire transfer of immediately available funds, to an account designated by the Purchaser within ten (10) business days after the final resolution thereof under this Section 7.

7.8    Purchaser’s Manner of Payment. Any payment required to be made by the Purchaser pursuant to this Section 7 shall be paid by wire transfer of immediately available funds by the Purchaser to an account designated by the Seller within ten (10) business days after the determination thereof.

7.9    No Waiver. Each Indemnitee’s rights and remedies set forth in this Agreement will survive the Closing in accordance with the terms hereof and will not be deemed waived by such Indemnitee’s consummation of the transactions contemplated hereby.

7.10    Fraud. As used in this Agreement, the term “Fraud” means with respect to any Person, such Person’s actual and intentional common law fraud under Florida law with respect to any representation or warranty set forth in this Agreement; provided, that under no circumstances shall “Fraud” include fraud based on recklessness or negligence.

7.11    Exclusive Remedies. The Parties understand, acknowledge and agree that, except (a) for claims with respect to Fraud, and (b) as set forth in Section 8.16 (Specific Performance), the indemnification rights set forth in this Article 7 are and shall be the sole and exclusive remedy of the Parties, relating to or arising out of any Losses that the Parties may incur arising out of or relating to this Agreement and the transactions contemplated hereby and thereby, and that the Parties shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 7.

8.	General.

8.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) if delivered by email, on the date indicated by the confirmation of receipt received by the sender, or, if no such confirmation of receipt is received by the sender, then the date that the recipient actually receives the email (email that is received by a so-called “spam filter” or similar filter shall not be deemed received unless and until the recipient actually views the email in such filter or such email is delivered to the intended email address), or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as set forth in the signature block of the applicable Party or such other address or to the attention of such person or persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

8.2    Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Purchaser and the Seller or, in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.3    Expenses. Except as expressly set forth herein, each Party hereto shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

8.4    Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Party hereto; provided, however, that the Purchaser may assign any or all of its rights or interests, or delegate any or all of its obligations (so long as the Purchaser remains liable for all of its obligations under this Agreement), in this Agreement to (a) any successor to the Purchaser or any acquirer of a material portion of the business or assets of the Purchaser, or (b) one or more of the Purchaser’s affiliates, subject to the prior written notice thereof to the other Party. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective executors, estates, heirs, personal representatives, successors and permitted assigns.

8.5    Governing Law. This Agreement, the negotiation, execution, terms, provisions and performance of this Agreement, the rights and obligations of the parties under this Agreement, and all claims or causes of action arising in whole or in part under or in connection with, related to or arising out of this Agreement or the transactions contemplated hereby (whether sounding in contract, tort or otherwise), shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida, without giving effect to any choice of Law or conflict of laws rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

8.6    Submission to Jurisdiction; Consent to Service of Process. The Parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Florida (in Miami-Dade County, Florida) over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action, or proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties hereto hereby consents to process being served by any Party to this Agreement in any suit, Action, or proceeding by delivery of a copy thereof in accordance with the provisions of Section 8.1.

8.8    Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email, or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

8.9    No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective executor, estate, heirs, personal representatives, successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other person or entity.

8.10    Waiver. Failure or delay on the part of any of the Parties hereto to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All waivers hereunder must be in writing.

8.11    Entire Agreement. This Agreement, together with any documents, instruments, schedules, appendices, exhibits and certificates explicitly referenced herein (but solely as and to the extent so explicitly referenced), constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereby and the subject matter hereof and supersede any and all prior discussions, negotiations, proposals, term sheets, letters of intent, understandings, promises, assurances, undertakings, representations, warranties, covenants and agreements (including any draft or preliminary agreements) with respect thereto, whether written (including electronic) or oral.

8.13    Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

8.14    Severability. Whenever possible, each provision, term, clause and phrase of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. Any provision, term, clause or phrase of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions, terms, clauses and phrases hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision, terms, clause or phrase in any other jurisdiction.

8.15    Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HERETO HEREBY WAIVE, AND COVENANT THAT THEY SHALL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT, OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT, THE CONTEMPLATED TRANSACTIONS, OR THE TERMS OR PERFORMANCE HEREOF OR THEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES HERETO AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES HERETO. THE PARTIES HERETO FURTHER AGREE TO IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING AND ANY SUCH PROCEEDING SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

8.16    Specific Performance. The Parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, including an injunction to prevent breaches of the provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy at law or equity. Each Party further agrees that, in the event of any action for an injunction or specific performance in respect of any such threatened or actual breach, he, she or it shall not assert that a remedy at law would be adequate.

8.17    Interpretation. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

8.17.1    (1) all pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require; (2) all terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms respectively; (3) unless otherwise expressly provided, the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by the words “without limitation”; (4) references herein to any contract mean such contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof; (5) the words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (6) the terms “Dollars” and “$” mean United States Dollars; (7) references herein to a specific Article, Section, Schedule or Exhibit shall refer, respectively, to Articles, Sections, Schedules or Exhibits of this Agreement; (8) references herein to any person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this clause (8) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (9) references herein to a person in a particular capacity or capacities shall exclude such person in any other capacity; (10) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (11) references to person means an individual or entity, as the context shall require.

8.17.2    Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-business day, the period in question shall end on the next succeeding business day.

8.17.3    Construction. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

8.18    Termination. This Agreement may be terminated by mutual written agreement of the Parties at any time prior to the Closing.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date set forth above.

SELLER:
JASON LOEB

/s/ Jason Loeb
Name: Jason Loeb Address: Mr. Jason Loeb c/o Russell S. Jacobs, Esq. The Jacobs Law Group 20700 West Dixie Highway Aventura, Florida 33180 Email: Jason@jasonloeb.com

PARENT

EVI INDUSTRIES, INC.

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer
Address: 4500 Biscayne Boulevard Suite 340 Miami, FL 3137 Email: hnahmad@evi-ind.com

PURCHASER:

GARMENT CARE SERVICES FL, LLC,

By:	/s/ Henry M. Nahmad
Name: Henry M. Nahmad
Title: Chief Executive Officer
Address: 4500 Biscayne Boulevard Suite 340 Miami, FL 3137 Email: hnahmad@evi-ind.com

EXHIBIT A
BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and pursuant to that certain Agreement for the Purchase of Personal Goodwill dated _______, 2026 (the “Purchase Agreement”), by and between Garment Care Services FL, LLC, a Delaware limited liability company (the “Purchaser”), and Jason Loeb, a resident of the State of Florida (the “Seller”).

Seller does hereby sell, assign, transfer, convey and deliver unto Purchaser all of the Personal Goodwill (as defined in the Purchase Agreement) to be conveyed to Purchaser pursuant to the terms of the Purchase Agreement, free and clear of all Liens (as defined in the Purchase Agreement), intending hereby to convey all of the rights, title and interests of the Seller therein.

This Bill of Sale shall be binding upon the successors and assigns of the Seller and shall inure to the benefit of the successors and assigns of the Purchaser.

Any capitalized terms used herein but not defined in this Bill of Sale shall have the same meanings as set forth in the Purchase Agreement. Nothing contained in this Bill of Sale shall be deemed to modify or supersede any of the obligations, agreements, covenants or warranties of the Purchaser or the Seller contained in the Purchase Agreement, which are incorporated herein. This Bill of Sale is made subject to the provisions of the Purchase Agreement. In the event of a conflict between this Bill of Sale and the Purchase Agreement, the Purchase Agreement shall control.

This Bill of Sale shall be governed by the laws of the State of Florida.

The Seller may sign and deliver this Bill of Sale by email or other electronic signature and delivery, and such email or other electronic signature and delivery shall have the same force and effect as delivery of an original signature.

This Bill of Sale is executed effective as of 12:01 a.m. on _______, 2026.

SELLER:

Jason Loeb

EXHIBIT B
RESTRICTIVE COVENANTS

Any capitalized terms used herein but not defined in this Exhibit B shall have the same meanings as set forth in the Purchase of Personal Goodwill dated July __, 2026 (the “Purchase Agreement”), by and between Garment Care Services FL, LLC, a Delaware limited liability company (the “Purchaser”), and Jason Loeb, a resident of the State of Florida (the “Seller”).

I.	Confidential Information

(a)    Except as otherwise required by law or reasonably necessary in connection with any Tax dispute or other dispute under the Agreement or other agreements entered into in connection with the transactions contemplated under the Agreement, Seller shall not, during the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, disclose or communicate to any person (other than such party’s attorneys, accountants and other professional advisors, a governmental authority or otherwise in connection with the enforcement of a party’s rights against any other party), or use to the detriment of the Purchaser, any of the Purchaser’s Affiliates (as defined below), or the Business, or for the benefit of any person, any Confidential Information or trade secrets relating to the Purchaser or any of Purchaser’s affiliates, or the Business.

(b)    For purposes of this Agreement, “Confidential Information” shall include the following:

(i)    any information pertaining to the Business, JLOJB, or any of its affiliates, and their respective businesses and operations, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret of any of them, including, without limitation, information that consists of or concerns any of their strategies, ideas, policies, sub-contractors, customers, customer lists, suppliers, vendors, current and future possible consultants and their requirements, competitors, businesses and affairs, graphs, and inventions, past, current and planned marketing methods, processes, strategies and materials, price lists, pricing policies, market studies, business plans, computer software and databases, contracts with any person, proposals, equipment purchase strategies, routing strategies, names or other information, strategies for business plans, plans, designs, drawings, specifications, techniques, models, data, documentation, diagrams, graphs, flow charts, research, discoveries, development, processes, procedures and “know--how,” whether or not such information would be deemed a trade secret under applicable state or federal law.

All Confidential Information is also entitled to all of the protections and benefits under applicable Law.

(c)    Notwithstanding anything to the contrary, Confidential Information shall not include any information that is or was in the public domain or subsequently came into the public domain through no fault of Seller or its agents, accountants and counsel, representatives and affiliates.

(d)    In the event that Seller or its agents, accountants and counsel, representatives and Affiliates are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar legal, judicial or regulatory process or as otherwise required by applicable law or regulation) to disclose any of the Confidential Information, such person shall: (a) to the extent practicable and not prohibited by applicable law, provide Purchaser with prompt written notice of such request or requirement, and (b) reasonably cooperate with Purchaser, at the sole expense of Purchaser, so that Purchaser may seek a protective order or other appropriate remedy or, if appropriate, waive compliance with the terms and provisions hereof. In the event that such protective order or other remedy is not obtained, or Purchaser waives compliance with the terms and provisions hereof, the person requested or required to make such disclosure may disclose only that portion of the Confidential Information that such person is advised by legal counsel in writing that such person is legally required to disclose.

II.	Non-Solicitation.

(a)      During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Solicitation Period”), Seller shall not, and Seller shall cause each of his Affiliates and Family Members (as defined below) not to, directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of Purchaser, or any of the direct or indirect subsidiaries, parent company or affiliates of Purchaser (collectively, the “Purchaser Group”) to terminate his, her or its employment, consultancy or other engagement with such entity and become employed by or engaged with any other person, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any person. The foregoing shall not preclude Purchaser from engaging any independent contractor to the Purchaser Group; provided that such engagement shall not interfere with the independent contractor’s services to the Purchaser Group; provided, further, that such engagement shall not violate Section III. “Affiliate” means any person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control and for the avoidance of doubt, for purposes of this Section II and Section III Affiliates shall include any company in which such person is a limited partner, general partner, member, manager or officer; and “Family Member” means a cousin, child, stepchild, parent, stepparent, spouse, domestic partner, including, adoptive relationships, of a natural person referred to herein. For purposes of this Section II, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any Persons with such status at any time during the twenty-four (24) months preceding any solicitation in question.

(b)      During the Non-Solicitation Period, Seller shall not, and Seller shall cause each of its Affiliates not to, directly or indirectly, solicit, entice, persuade, induce, or cause, or attempt to solicit, entice, persuade, induce, or cause:

(i)    any person who was or is a customer of JLOJB or any of its Affiliates at any time during the twenty-four (24) month period prior to the date of the Purchase Agreement or was or is a customer of any of the Purchaser Group at any time during the Non-Solicitation Period; or

(ii)    any lessee, equipment vendor or lessee, operator, vendor or supplier to, or any other Person who had or has a business relationship of any kind with, any of JLOJB or any of its Affiliates at any time during the twenty-four (24) month period prior to the date of the Purchase Agreement or had or has a business relationship of any kind with any of the Purchaser Group at any time during the Non-Solicitation Period (the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”), to enter into a business relationship with any other Person for the services, activities or goods that are the same as or substantially similar to or competitive with the Business as presently conducted and that any such Prohibited Person purchased from, was engaged in with or provided to, JLOJB or any of its Affiliates or any of the Purchaser Group, as applicable, or to reduce or terminate such Prohibited Person’s business relationship with the Purchaser Group; and Seller shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any person.

(c)     For purposes of this Section II, the terms “employee,” “consultant,” “agent” and “independent contractor” shall include any persons with such status at any time during the twenty-four (24) months preceding any solicitation in question.

(d)    Seller acknowledges that the provisions of this Section II and the period of time and scope and type of restrictions on Seller’s activities set forth herein are reasonable and necessary for the protection of the Purchaser, which is paying substantial consideration, monies and other benefits to Seller, and are an essential inducement to Seller’s entering into and performing the Purchase Agreement and the documents contemplated thereunder to which Purchaser is party. If any covenant contained in this Section II shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of Section II shall be enforceable to the maximum extent permitted by applicable law.

(e)    Seller acknowledges that any breach or threatened breach of the covenants contained in this Section II will likely cause Purchaser material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable law, Purchaser shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

III.	Non-Competition

(a)    During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Non-Competition Period”), Seller shall not and Seller shall cause each of its Affiliates and Family Members not to, anywhere within the State of Florida, or any county in which a customer of the Business is located, directly or indirectly, whether alone or as an owner, member, partner, member, manager, investor, lender, landlord, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, own, finance, manage, operate or engage in, or participate in the ownership, management or operation of, any business competitive with that of the Business. For avoidance of doubt, nothing set forth in Section III will prohibit Seller, or any of this Affiliates or Family Members from being: (i) an equity holder in a mutual fund or diversified investment company; (ii) a passive owner of not more than two percent (2%) of an outstanding class of publicly traded securities, (iii) a landlord of a property that Purchaser or any of its Affiliates is the tenant; or (iv) a speaker at a third party conference or event related to the industry in which the Business is conducted.

(b)    Seller acknowledges that the provisions of this Section III and the period of time, geographic area and scope and type of restrictions on Seller’s activities set forth herein, are reasonable and necessary for the protection of Purchaser, which is paying substantial consideration, monies and other benefit to Seller and are an essential inducement to the Parent’s entering into and performing this Agreement and the agreements contemplated by this Agreement to which the Parent is party. If any covenant contained in this Section 5.05 shall be determined by any court or other tribunal of competent jurisdiction to be invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (x) such covenant shall be interpreted to extend over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court or other tribunal making such determination, and (y) in its reduced form, such covenant shall then be enforceable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that the provisions of this Section III shall be enforceable to the maximum extent permitted by applicable law.

(c)    Seller acknowledges that any breach or threatened breach of the covenants contained in this Section III will likely cause Purchaser material and irreparable damage, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will likely be inadequate. Accordingly, to the extent permitted by applicable law, Purchaser shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as it can show it has sustained by reason of such breach), be entitled to seek specific performance and injunctive relief in respect of any breach or threatened breach of this covenant, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

EXHIBIT C

JOINDER AGREEMENT

Reference is hereby made to that certain Agreement for the Purchase of Personal Goodwill, dated as July 17, 2026 (as amended from time to time, the “Purchase Agreement”), by and among EVI Industries, Inc., a Delaware corporation (the “Parent”), and Garment Care Services FL, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Parent, on the one hand, and Jason Loeb.

Pursuant to and in accordance with Section 6.2.2(b) of the Purchase Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, (a) the undersigned shall become a party to the Purchase Agreement solely with respect to Section 6.1 and Section 6.2 of the Purchase Agreement as “Seller”, (b) the undersigned shall be fully bound by, and subject to, all of the covenants, terms and conditions of Section 6.1 and Section 6.2 of the Purchase Agreement, and (c) the shares of the Parent Common Stock acquired on the date hereof by the undersigned from ______ shall be deemed to be Seller Shares for all purposes of the Purchase Agreement.

Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of _____________.

[Transferee Shareholder Name]

By:
Name: Title: